                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        THE SABRE GROUP HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                         THE SABRE GROUP HOLDINGS, INC.
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                                              March 31, 1998

TO OUR STOCKHOLDERS,

    You are cordially invited to attend the annual meeting of stockholders of The SABRE Group Holdings, Inc., which will be held in the Flagship Auditorium at the American Airlines Training and Conference Center, 4501 Highway 360, Fort Worth, Texas 76155, on Wednesday, May 20, 1998, at 1:00 P.M., Central Daylight Time. An Official Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

    We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If you plan to attend the annual meeting, please make certain that you mark the appropriate box on the proxy card when you return it, and bring to the annual meeting the admission ticket that is printed on the last page of the proxy statement.

                                              Sincerely,

                                                        [SIGCUT]

                                              Robert L. Crandall

                                              CHAIRMAN OF THE BOARD

                         THE SABRE GROUP HOLDINGS, INC.

    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of The SABRE Group Holdings, Inc., will be held in the Flagship Auditorium at the American Airlines Training and Conference Center, 4501 Highway 360, Fort Worth, Texas 76155, on Wednesday, May 20, 1998, at 1:00 P.M., Central Daylight Time, for the purpose of considering and acting upon the following:

        (1) election of directors;

        (2) ratification of the selection of Ernst & Young LLP as independent auditors for the year 1998;

and such other matters as may properly come before the meeting or any adjournments thereof.

    If you plan to attend the annual meeting, please check the appropriate box on your proxy card when you return it, and bring to the annual meeting the admission ticket that is printed on the last page of the proxy statement. Only stockholders of record at the close of business on March 24, 1998, will be entitled to attend or to vote at the meeting.

                                           By Order of the Board of Directors,

                                                        [SIGCUT]
                                           Andrew B. Steinberg
                                           SENIOR VICE PRESIDENT, GENERAL
                                           COUNSEL
                                           AND CORPORATE SECRETARY

March 31, 1998

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON THE LAST PAGE OF THE PROXY STATEMENT) OR OTHER PROOF OF SHARE OWNERSHIP. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         THE SABRE GROUP HOLDINGS, INC.

    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1998

    This statement and the form of proxy are being mailed to stockholders on or around March 31, 1998, in connection with a solicitation of proxies by the Board of Directors of The SABRE Group Holdings, Inc. (the "Corporation" or "TSG") for use at the annual meeting of stockholders to be held on May 20, 1998.

    If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, or if no vote is specified, it will be voted FOR each of the matters described in this statement, and as to any other matters, it will be voted in the discretion of the proxy holder. A stockholder who executes a proxy may revoke it at any time before it is voted.

    The Corporation will bear the cost of this solicitation. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of the Corporation or its subsidiaries, in person or by telephone. The Corporation will also request brokers or nominees who hold common stock in their names to forward proxy material at the Corporation's expense to the beneficial owners of such stock, and has retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to aid in the solicitation at an estimated fee of $6,000 plus reimbursement of normal expenses.

                      OUTSTANDING STOCK AND VOTING RIGHTS

    The holders of record of the Corporation's common stock at the close of business on March 24, 1998, will be entitled to vote at the meeting. On that date, the Corporation had outstanding 22,958,887 shares of Class A Common Stock and 107,374,000 shares of Class B Common Stock. Each holder of Class A Common Stock will be entitled to one vote in person or by proxy for each share of Class A Common Stock held. Each holder of Class B Common Stock will be entitled to 10 votes in person or by proxy for each share of Class B Common Stock held. AMR Corporation ("AMR") owns 100% of the Class B Common Stock.

    Directors of the Corporation are elected by a plurality of the votes cast at the annual meeting. Any other matters submitted to vote of the stockholders will be determined by a majority of the votes cast at the annual meeting. Abstentions from voting (including broker non-votes) on the election of directors or on other matters will have no effect on the outcome of such votes, because matters are determined on the basis of votes cast, and abstentions are not counted as votes cast.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. In addition, the Compensation/Nominating Committee of the Board of Directors will consider recommendations by stockholders for nominees for election as directors. Such recommendations should be submitted in writing to the Corporate Secretary of the Corporation with a suitable description of the nominee's qualifications and evidence of his or her consent to serve. To be included in the 1999 proxy statement, proposals and director nominations must be received by the Corporation no later than December 1, 1998. Proposals and nominations must be made by a stockholder entitled to vote at the 1999 annual meeting and must comply with the notice requirements in the Corporation's by-laws. Proposals and nominations, as well as any questions related thereto, should be directed to the Corporate Secretary of the Corporation.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors with staggered terms. Each director was elected to an initial term which expires on the annual meeting date occurring one, two or three years after the director was first elected. Thereafter, directors are elected to terms which expire on the annual meeting date three years following the annual meeting at which they are elected.

    The terms of three directors will expire at the annual meeting in 1998. It is proposed that each of those three directors, who are named on the next page, be re-elected at the annual meeting for a three-year term that will expire at the annual meeting in 2001. Directors will be elected by a plurality of the votes cast.

    Unless otherwise indicated, all proxies that authorize the proxy holder to vote for the election of directors will be voted FOR the election of the nominees listed on the next page. If any nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holder to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment and principal business directorships.

BUSINESS AFFILIATIONS

    GERARD J. ARPEY, Senior Vice President and Chief Financial Officer, AMR Corporation and Senior Vice President-Finance and Planning and Chief Financial Officer of American Airlines, Inc., Fort Worth, Texas; air transportation and diversified services.

        Mr. Arpey is 39. He became a director in July 1996, with a term expiring at the annual meeting in 1998. He is a member of the Executive Committee.

    PAUL C. ELY, JR., President of Santa Cruz Yachts, Santa Cruz, California; yacht manufacturing; former General Partner of Alpha Partners, Menlo Park, California; venture capital. He is also a director of Parker Hannifin Corporation and Tektronix, Inc.

        Mr. Ely is 66. He became a director in January 1997, with a term expiring at the annual meeting in 1998. He is a member of the Audit Committee and the Compensation/Nominating Committee.

    GLENN W. MARSCHEL, JR., Executive Chairman of the Board of Additech, Inc., Houston, Texas; petrochemicals; and associate of Signature Capitol LLC, New York, New York; venture capital; former President and CEO of Paging Network, Inc.; telecommunications; former Vice Chairman of First Financial Management Corporation; credit reporting and collection; former Group President of Automatic Data Processing; information systems.

        Mr. Marschel is 51. He became a director in November 1996, with a term expiring at the annual meeting in 1998. He is a member of the Audit Committee and the Compensation/ Nominating Committee.

    A plurality of the votes cast is necessary for the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                              CONTINUING DIRECTORS

    EDWARD A. BRENNAN, retired Chairman, President and Chief Executive Officer, Sears, Roebuck and Co., Chicago, Illinois; merchandising. He is also a director of The Allstate Corporation; AMR Corporation; American Airlines, Inc.; Dean Foods Company; Morgan Stanley, Dean Witter, Discover & Co.; Minnesota Mining and Manufacturing Company; and Unicom Corporation.

        Mr. Brennan is 64. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2000. He is Chairman of the Compensation/ Nominating Committee.

    ROBERT L. CRANDALL, Chairman of the Board, President and Chief Executive Officer of AMR Corporation and Chairman of the Board and Chief Executive Officer of American Airlines, Inc., Fort Worth, Texas; air transportation and diversified services. He is also a director of AMR Corporation; American Airlines, Inc.; Halliburton Company; and U.S. West, Inc.

        Mr. Crandall is 62. He became a director in July 1996, with a term expiring at the annual meeting in 1999. He is Chairman of the Board and the Executive Committee.

    MICHAEL J. DURHAM, President and Chief Executive Officer of The SABRE Group Holdings, Inc., Fort Worth, Texas; information systems; formerly Chief Financial Officer of AMR Corporation and American Airlines, Inc., Fort Worth, Texas; air transportation and diversified services.

        Mr. Durham is 47. He became a director in July 1996, with a term expiring at the annual meeting in 1999. He is a member of the Executive Committee.

    DEE J. KELLY, Senior Founding Partner, Kelly, Hart & Hallman, P.C., Fort Worth, Texas; law firm. He is also a director of AMR Corporation; American Airlines, Inc.; and Justin Industries, Inc.

        Mr. Kelly is 69. He became a director in November 1996, and was re-elected to a term expiring at the annual meeting in 2000. He is a member of the Executive Committee and the Compensation/Nominating Committee.

    BOB L. MARTIN, President and Chief Executive Officer of Wal-Mart International, Inc.; retailing.

        Mr. Martin is 49. He became a director in January 1997, with a term expiring at the annual meeting in 1999. He is a member of the Audit Committee and the Compensation/ Nominating Committee.

    ANNE H. MCNAMARA, Senior Vice President and General Counsel, AMR Corporation and American Airlines, Inc., Fort Worth, Texas; air transportation and diversified services. She is also a director of LG&E Energy Corporation and Louisville Gas and Electric Company.

        Mrs. McNamara is 50. She became a director in August 1996, and was re-elected to a term expiring at the annual meeting in 2000.

    RICHARD L. THOMAS, Retired Chairman, First Chicago NBD Corporation; financial services. He is also a director of CNA Financial Corporation; First Chicago NBD Corporation; IMC Global, Inc.; PMI Group, Inc.; Sara Lee Corporation; and Scotsman Industries, Inc.

        Mr. Thomas is 67. He became a director in November 1996, with a term expiring at the annual meeting in 1999. He is Chairman of the Audit Committee and a member of the Compensation/Nominating Committee.

                                BOARD COMMITTEES

    The Corporation has standing Audit, Executive and Compensation/Nominating Committees which perform the functions described below. The Board of Directors met eleven times in 1997. All of the directors listed above attended at least 75% of the meetings of the Board of Directors and Committees held during the periods in which they served on the Board of Directors or such committees.

    The Audit Committee, which is composed entirely of directors who are neither employees or officers of AMR or the Corporation nor directors of AMR, met four times during 1997 with the Corporation's independent auditors, representatives of management, and the internal audit staff. The Audit Committee recommends the selection of independent auditors, reviews the scope and results of the annual audit, reviews the Corporation's consolidated financial statements, reviews the scope of non-audit services provided by the independent auditors, reviews reports of the independent auditors, and oversees the Corporation's compliance with legal requirements.

    The Executive Committee did not meet during 1997. The Executive Committee may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board.

    The Compensation/Nominating Committee, which is composed entirely of directors who are not employees or officers of the Corporation or AMR, met seven times during 1997. The Compensation/Nominating Committee makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. It also makes recommendations with respect to assignments to committees of the Board of Directors and promotions, changes and succession among the senior management of the Corporation and its subsidiaries, and recommends suitable candidates for election to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation/Nominating Committee consists of Messrs. Brennan, Ely, D.J. Kelly, Marschel, Martin and Thomas. No member of the Compensation/Nominating Committee is a current or former employee or officer of the Corporation or any of its affiliates nor has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

OTHER MATTERS

    The law firm of Kelly, Hart & Hallman, P.C. performed legal services for the Corporation in 1997. Mr. D.J. Kelly is a partner of the firm. The law firm of Gibson Dunn & Crutcher also performed legal services for the Corporation in 1997. Mrs. McNamara's husband is a partner of the firm.

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive a semi-annual retainer of $12,500 for service on the Board of Directors and $1,000 for each day of Board or Committee meetings attended. Directors may defer payment of all or any part of these fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred at the prime rate from time to time in effect at The Chase Manhattan Bank, N.A. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the fair market value of the Corporation's Class A Common Stock for such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the fair market value of the Corporation's Class A Common Stock for the month in which the deferral period terminates.

    Pursuant to the Corporation's 1996 Directors Stock Incentive Plan, on the first business day after the annual meeting of shareholders, each outside director will receive options for 3,000 shares of the Corporation's Class A Common Stock. In addition, each new outside director elected since the preceding annual meeting of shareholders will receive a one-time award of options for 10,000 shares of the Corporation's Class A Common Stock. Options will have an exercise price equal to the fair market value of the Corporation's Class A Common Stock on the date of grant, will generally vest in 20% increments over five years and will expire three years after the Director's retirement from the Board.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to the individuals who, as of December 31, 1997, were the five most highly compensated executive officers of the Corporation (the "Named Executive Officers").

                                                                  AWARDS
                                                   ------------------------------------    PAYOUTS
                       ANNUAL COMPENSATION          RESTRICTED         SECURITIES        -----------
                ---------------------------------      STOCK       UNDERLYING OPTIONS/      LTIP           ALL OTHER
     NAME         YEAR      SALARY     BONUS(1)      AWARDS(2)           SARS(3)         PAYOUTS(4)     COMPENSATION(5)
--------------  ---------  ---------  -----------  -------------  ---------------------  -----------  -------------------
M.J. Durham       1997     $ 459,325   $ 255,000     $       0                  0         $ 636,199        $   6,946
                  1996       393,583     230,000             0            158,750           515,750            9,443
                  1995       360,417     239,672             0             17,400           321,800            9,443
-------------------------------------------------------------------------------------------------------------------------
T.M. Cook         1997       292,500      80,000        58,136             20,550           250,042            9,486
                  1996       259,499      90,000        59,940             68,200           190,850            9,176
                  1995       239,944     110,000        45,544             41,150           109,700            9,181
-------------------------------------------------------------------------------------------------------------------------
T.B. Jones        1997       276,175      80,000             0              1,750           215,886            8,920
                  1996       243,700      85,000             0             49,350           264,022            8,121
                  1995       224,583     119,000        48,797             15,850            81,650            8,133
-------------------------------------------------------------------------------------------------------------------------
B.J. Boston       1997       238,125      80,000             0                  0           250,042           24,973
                  1996       132,750      85,000       197,925             40,750           135,891           28,565
                  1995             0           0             0                  0                 0                0
-------------------------------------------------------------------------------------------------------------------------
T.P. Kelly        1997       229,238      70,000             0                  0           329,412           20,620
                  1996       186,883      85,000             0             47,650           273,122            2,551
                  1995       167,142      77,015             0              9,500           107,000            2,551
-------------------------------------------------------------------------------------------------------------------------

M.J. Durham = Michael J. Durham, President and Chief Executive Officer
T.M. Cook   = Thomas M. Cook, Senior Vice President-SABRE Technology Solutions
T.B. Jones = Terrell B. Jones, Senior Vice President-SABRE Interactive and Chief Information Officer
B.J. Boston = Bradford J. Boston, Senior Vice President-SABRE Technology
Solutions
T.P. Kelly = T. Patrick Kelly, Senior Vice President, Chief Financial Officer and Treasurer
----------------------------------
(1) The amounts shown for 1997 represent payments made in 1998 pursuant to the Corporation's Variable Compensation Plan for 1997 services. The amounts shown for 1996 represent payments made in 1997 pursuant to the Corporation's Variable Compensation Plan for 1996 services. The amounts shown for 1995 represent payments made in 1996 pursuant to the Corporation's Variable Compensation Plan for 1995 services. (See discussion on page 18 of this proxy statement.)

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(2) The value of the 1997 restricted stock is based on an average market price of $26.1875 for the Corporation's Class A Common Stock on the New York Stock Exchange ("NYSE") on the date of grant (April 24, 1997). The value of the 1996 restricted stock award to Mr. Cook is based on a $27.00 initial public offering ("IPO") price for the Corporation's Class A Common Stock on the NYSE on October 11, 1996. The value of the 1996 restricted stock award to Mr. Boston is based on an average market price of $94.25 for AMR common stock on the NYSE on the date of grant (June 3, 1996). The value of grants of restricted shares received by the Named Executive Officers in 1996 in exchange for deferred shares of AMR common stock that vest at retirement ("AMR Career Equity Shares") is not included in this column. The value of the 1995 restricted stock award is based on an average market price of $65.063 for AMR common stock on the NYSE on the date of grant (April 24, 1995).

   The following table sets forth certain information concerning restricted stock awards:

                    RESTRICTED STOCK; TOTAL SHARES AND VALUE

                     TOTAL NUMBER OF       AGGREGATE MARKET VALUE
                    RESTRICTED SHARES       OF RESTRICTED SHARES
     NAME          HELD AT FY-END (A)        HELD AT FY-END (B)
--------------  -------------------------  -----------------------
M.J. Durham            0 AMR   24,520 TSG        $   712,613
T.M. Cook            700 AMR   62,950 TSG          1,918,866
T.B. Jones           750 AMR   16,620 TSG            578,784
B.J. Boston            0 AMR    8,640 TSG            251,100
T.P. Kelly             0 AMR    4,440 TSG            129,038
------------------------------------------------------------------

    (A) AMR restricted shares are shares of AMR common stock awarded under AMR's restricted stock plan which vest in 1998 and were not exchanged for the Corporation's restricted shares at the IPO. TSG restricted shares are shares of the Corporation's Class A Common Stock that are subject to restrictions on disposition until vesting and that are subject to forfeiture if the employee leaves the Corporation ("Restricted Shares"). Messrs. Durham, Jones and T.P. Kelly hold Restricted Shares that vest in 1999. Mr. Boston holds 6,640 Restricted Shares that vest in 1998 and 2,000 Restricted Shares that vest in 1999. Mr. Cook holds 2,220 Restricted Shares that vest in 1999 and 2,220 Restricted Shares that vest in 2000. Mr. Cook also holds 58,510 deferred shares of the Corporation's Class A Common Stock which vest at retirement.

    (B) Based on an average market price of $127.6875 for AMR common stock and of $29.0625 for the Corporation's Class A Common Stock on the NYSE on December 31, 1997.

(3) No option grants were received by Messrs. Durham, Boston and T.P. Kelly in 1997. Messrs. Cook and Jones were awarded option grants during 1997, pursuant to their employment agreements. The amounts shown for 1996 option grants include annual grants and one-time grants made in connection with the IPO. A portion of the one-time grants made in 1996 for each of the Named Executive Officers was an acceleration of grants that would otherwise have been made in 1997. The amounts shown for 1996 do not include options received in the conversion of AMR options and options received in exchange for AMR Career Equity Shares. The amounts shown for 1995 represent options received at the IPO in exchange for AMR options granted in 1995.

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(4) The following table sets forth information concerning LTIP payouts:

                                  LTIP PAYOUT
--------------------------------------------------------------------------------
                            PERFORMANCE RETURN     PERFORMANCE SHARE
     NAME         YEAR          PAYMENT(A)         PROGRAM PAYOUT(B)     TOTAL
--------------  ---------  ---------------------  -------------------  ---------
M.J. Durham          1997        $       0             $ 636,199       $ 636,199
                     1996           77,000               438,750         515,750
                     1995           60,000               261,800         321,800
--------------------------------------------------------------------------------
T.M. Cook            1997                0               250,042         250,042
                     1996           23,600               167,250         190,850
                     1995           16,200                93,500         109,700
--------------------------------------------------------------------------------
T.B. Jones           1997                0               215,886         215,886
                     1996           23,600               240,422         264,022
                     1995           16,200                65,450          81,650
--------------------------------------------------------------------------------
B.J. Boston          1997                0               250,042         250,042
                     1996                0               135,891         135,891
                     1995                0                     0               0
--------------------------------------------------------------------------------
T.P. Kelly           1997                0               329,412         329,412
                     1996           32,700               240,422         273,122
                     1995           13,500                93,500         107,000
--------------------------------------------------------------------------------

    (A) The amounts shown for 1996 and 1995 represent AMR performance returns, granted by AMR with respect to AMR deferred shares, which were payable annually in cash, and were based, in part, on AMR's prior five-year average return on investment. The Corporation discontinued performance returns effective with its IPO.

    (B) The amounts shown for 1995 represent payments made in 1996 under the AMR 1993-1995 performance share program for shares that were granted in 1993 and vested over a three-year performance period. The amounts shown for 1996 represent payments made in 1997 under the AMR 1994-1996 performance share program for shares that were granted in 1994, except for Mr. Boston who received a grant in 1996, and vested over a three-year performance period. The amounts shown for 1997 represent payments made in 1998 under the TSG 1995-1997 performance share program for AMR performance shares that were granted in 1995, except for Mr. Boston who received a grant in 1996, and vested over a three-year performance period, which were exchanged for TSG performance shares.

(5) The information shown for 1997 includes: the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long-term rate, with compounding) on deferred compensation that was credited but not paid in the current fiscal year ("Interest Differential"); employer contributions to a Corporation-sponsored 401(k) plan ("Contributions to Defined Contribution Plan"); employer contributions to a Supplemental Executive Retirement Plan that provides pension benefits to officers who earned compensation in excess of qualified plan limits (currently $160,000) ("Contributions to SERP"); and the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid ("Insurance Premiums"). The Named Executive Officers were credited with the following: Interest
    Differential: Mr. Cook--$1,102, Mr. Jones--$2,842; Contributions to Defined Contribution Plan: Mr. Boston-- $9,150, Mr. Kelly--$9,150; Contributions to
    SERP: Mr. Boston--$9,430, Mr. T.P. Kelly--$8,919; Insurance Premiums: Mr. Durham--$6,946, Mr. Cook--$8,384, Mr. Jones--$6,078, Mr. Boston--$6,393, Mr.
    T.P. Kelly--$2,551.

                             STOCK OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during 1997 by the Corporation to the Named Executive Officers. The hypothetical present values of stock options granted in 1997 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual amount realized may be higher or lower than the hypothetical present values of stock options presented in this table.

    IF THE HYPOTHETICAL PRESENT VALUES PRESENTED IN THIS TABLE WERE ACTUALLY REALIZED UPON EXERCISE OF THE OPTIONS, THE CORRESPONDING INCREASE IN TOTAL STOCKHOLDER VALUE WOULD BE OVER $1.0 BILLION.

                         OPTIONS/SARS GRANTED IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------
                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------
                                    % OF TOTAL
                   SECURITIES      OPTIONS/SARS
                   UNDERLYING       GRANTED TO      EXERCISE OR                GRANT DATE
                  OPTIONS/SARS     EMPLOYEES IN     BASE PRICE   EXPIRATION     PRESENT
      NAME           GRANTED        FISCAL YEAR      PER SHARE     DATE(1)      VALUE(2)
----------------  -------------  -----------------  -----------  -----------  ------------
M.J. Durham                 0                0              --           --    $        0
T.M. Cook              20,550              2.8         26.1875      4/24/07       192,143
T.B. Jones              1,750              0.2         26.1875      4/24/07        16,363
B.J. Boston                 0                0              --           --             0
T.P. Kelly                  0                0              --           --             0

------------------------

(1) Options have a term of ten years and have an exercise price equal to the average market price of the Corporation's Class A Common Stock on the NYSE on the date of grant. They become exercisable at the rate of 20% per year over a five-year period.

(2) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the volatility factor of the expected market price of the Corporation's Class A Common Stock, the weighted average expected life of the option, and interest rates. The assumptions used in the valuation of the options were: stock price volatility--29%, expected life--4.5 years, interest rate--6.53%, and dividend yield--0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 1997 STOCK OPTION VALUE

    The following table sets forth certain information concerning stock options exercised during 1997 by the Named Executive Officers and the number and value of unexercised in-the-money options for the Corporation's Class A Common Stock at December 31, 1997. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. The actual value realized upon the exercise of unexercised in-the-money stock options (whether exercisable or unexercisable) may be higher or lower than the values reflected in this table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUE
------------------------------------------------------------------------------------------------------------
                                                                                     VALUE OF UNEXERCISED
                                                          NUMBER OF SECURITIES           IN-THE-MONEY
                                                         UNDERLYING UNEXERCISED         OPTIONS/SARS AT
                                                         OPTIONS/SARS AT FY-END            FY-END(1)
                  SHARES ACQUIRED                      --------------------------  -------------------------
     NAME           ON EXERCISE      VALUE REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
---------------  -----------------  -----------------  -----------  -------------  ----------  -------------
M.J. Durham              0                  0             164,290        304,490    $915,521       $741,741
T.M. Cook                0                  0              59,860        104,870     412,562        431,501
T.B. Jones               0                  0              50,400        110,590     283,948        340,535
B.J. Boston              0                  0               9,750         39,000      15,531         62,123
T.P. Kelly               0                  0              45,430         78,830     280,963        231,783

------------------------

(1) Based on an average market price of $29.0625 for the Corporation's Class A Common Stock on the NYSE on December 31, 1997.

                        LONG TERM INCENTIVE PLAN AWARDS

    Under the Corporation's 1996 Long-Term Incentive Plan ("LTIP"), deferred shares of the Corporation's Class A Common Stock ("Performance Shares") may be awarded to officers and other key employees, including the Named Executive Officers. Further information concerning Performance Shares can be found on page 20 of this proxy statement.

                       LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------
                                           PERFORMANCE OR      ESTIMATED FUTURE PAYOUTS UNDER
                                            OTHER PERIOD         NON-STOCK PRICE BASED PLANS
                 NUMBER OF SHARES, UNITS  UNTIL MATURATION  -------------------------------------
     NAME          OR OTHER RIGHTS(1)        OR PAYOUT        THRESHOLD     TARGET      MAXIMUM
---------------  -----------------------  ----------------  -------------  ---------  -----------
M.J. Durham                15,570              12/31/99           0           15,570      32,697
-------------------------------------------------------------------------------------------------
T.M. Cook                   6,960              12/31/99           0            6,960      14,616
-------------------------------------------------------------------------------------------------
T.B. Jones                  6,960              12/31/99           0            6,960      14,616
-------------------------------------------------------------------------------------------------
B.J. Boston                 6,120              12/31/99           0            6,120      12,852
-------------------------------------------------------------------------------------------------
T.P. Kelly                  7,660              12/31/99           0            7,660      16,086

--------------------------

(1) All awards were grants of Performance Shares.

                                  PENSION PLAN

    Effective January 1, 1997, the Corporation established The SABRE Group Retirement Plan (the "SGRP"), a defined contribution plan qualified under
Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). Upon establishment, substantially all employees of the Corporation under the age of 40 at December 31, 1996 began participating in the SGRP.

    The Corporation contributes 2.75% of each participating employee's base pay to the SGRP. Employees fully vest in the Corporation's contributions after three years of service, including any prior service with AMR affiliates. In addition, the Corporation matches 50 cents of each dollar contributed by participating employees, limited to the first 6% of the employee's base pay contribution, subject to IRS limitations. Employees are immediately vested in their own contributions and the Corporation's matching contributions.

    The obligation for benefits previously earned by employees under the age of 40 under American's tax-qualified defined benefit pension plan (the "American Plan") are now the responsibility of the Legacy Pension Plan (the "LPP"), a defined benefit plan sponsored by the Corporation which offers benefits substantially similar to those offered by the American Plan. These benefits are based on the credited years of service earned as of December 31, 1996 or date of transfer to the Corporation from American Airlines, Inc. ("American") or its affiliates, whichever is later. However, these employees will continue to earn years of service for purposes of determining vesting and early retirement eligibility under the LPP based on future service to the Corporation. Additionally, future increases in compensation levels will be considered in the calculation of retirement benefits to be paid from the LPP to these employees upon their retirement.

    Employees age 40 or over as of December 31, 1996, who were participants in the American Plan at that date, were given the option of participating in the SGRP or the LPP. Benefits provided by the LPP to retirees of the Corporation are based on years of credited service and the employee's base pay for the highest consecutive five years of the ten years preceding retirement. With the exception noted below, the obligation for benefits previously earned by these employees under the American Plan is now the responsibility of the LPP.

    Certain employees of the Corporation meeting specified criteria have elected to remain in the American Plan for service through December 31, 1996, and are in the LPP for service and increases in compensation levels subsequent to that date. The obligation for benefits earned by these employees as of December 31, 1996 under the American Plan remained with the American Plan. Mr. Jones elected to remain in American's Defined Benefit Plan for service through December 31, 1996.

    Officers of the Corporation are eligible for additional retirement benefits, to be paid by the Corporation under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers of the Corporation would be entitled, but for the limit of $125,000 on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, and the limit on the maximum amount of compensation which may be taken into account under the Corporation's retirement program ($160,000 for 1997).

    The following table shows typical annual benefits payable under the LPP and the SERP, based upon retirement in 1997 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to reduction for Social Security benefits and benefits under other qualified and non-qualified plans provided by the Corporation and American.

                               PENSION PLAN TABLE

                         ANNUAL RETIREMENT BENEFITS
            -----------------------------------------------------
  FINAL
 AVERAGE                  CREDITED YEARS OF SERVICE
 EARNINGS      15         20         25         30         35
----------  ---------  ---------  ---------  ---------  ---------
  $250,000  $  75,000  $ 100,000  $ 125,000  $ 150,000  $ 175,000
   300,000     90,000    120,000    150,000    180,000    210,000
   400,000    120,000    160,000    200,000    240,000    280,000
   500,000    150,000    200,000    250,000    300,000    350,000
   600,000    180,000    240,000    300,000    360,000    420,000
   700,000    210,000    280,000    350,000    420,000    490,000
   800,000    240,000    320,000    400,000    480,000    560,000
   900,000    270,000    360,000    450,000    540,000    630,000
 1,000,000    300,000    400,000    500,000    600,000    700,000
 1,100,000    330,000    440,000    550,000    660,000    770,000

    As of December 31, 1997, the Named Executive Officers had the following credited years of service: Mr. Durham--17.5; Mr. Cook--14.5; Mr. Jones--18.7; Mr. Boston--0.6; Mr. T.P. Kelly-- 12.5. Benefits are shown in the table using a straight-life annuity basis.

                   EXECUTIVE TERMINATION BENEFITS AGREEMENTS/
                             EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements (the "Agreements") with its officers, including all of the Named Executive Officers. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement (i) within three years following a change in control of the Corporation, if the individual's employment with the Corporation is terminated other than for cause, or if the individual terminates his or her employment with "good reason"; or (ii) within one year following a change in control of the Corporation, if the individual terminates his or her employment with the Corporation. If the individual's employment is terminated for cause or as a consequence of death or disability, benefits under the Agreement are not triggered. Under the terms of the Agreements, a change in control of the Corporation is deemed to occur (i) if a third party, other than AMR or an affiliate thereof, acquires 20% or more of the combined voting power of the Corporation's then outstanding securities with respect to election of directors of the Corporation; (ii) upon the occurrence of a transaction which requires stockholder approval and involves the acquisition of the Corporation (through the purchase of assets or by merger or otherwise) by an entity other than the Corporation, a subsidiary thereof, AMR or an affiliate thereof; or
(iii) if during any 24-month period the individuals who, at the beginning of such period, constitute the Board of Directors of the Corporation, cease for any reason other than death to constitute at least a majority thereof, and the new directors of the Corporation were not elected with the approval of the individuals who, at the beginning of such period, constitute the Board of Directors. A change in control would not occur in the event that AMR distributes its Class B Common Stock (or upon conversion of such Class B Common Stock, the resulting Class A Common Stock) to its stockholders or sells such common stock to the public in an underwritten public offering. The Agreements provide that upon such termination, the individual will receive, in a lump sum payment, (i) two times the greater of (A) the individual's annual base salary at the termination date or (B) the individual's annual base salary immediately prior to the change in control, plus (ii) two times the greater of (x) the median annual bonus awarded to the executive under the LTIP or any other bonus plan or (y) 50% of the highest median target bonus rate applicable to the executive for any period during such prior three-year period, multiplied by the annual applicable base salary determined under (i) above, and certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest, and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

    The Corporation has an executive termination agreement with Mr. Durham. This Agreement provides that Mr. Durham will be employed with the Corporation for a term of three years beginning October 11, 1996 (the date of the Corporation's
IPO). If the Corporation were to terminate Mr. Durham's employment during the term of the Agreement without cause, Mr. Durham would receive a severance payment equal to the greater of (i) one year's salary and target incentive compensation, or (ii) the total amount of salary and target incentive compensation remaining for the term of the Agreement, and all outstanding stock awards would continue vesting through the greater of one year or the remainder of the term of the Agreement.

    The Corporation has assumed the obligations of American under agreements originally entered into by American with Mr. Cook and Mr. Jones (the "American Agreements"). Mr. Cook's American Agreement provides that Mr. Cook will be employed by the Corporation as an officer until October 31, 2000. Mr. Jones' American Agreement provides that Mr. Jones will be employed by the Corporation as an officer until April 18, 2000, subject to extension by the Corporation to no later than April 18, 2004. Pursuant to the American Agreements, the Corporation reserves the right to remove Mr. Cook or Mr. Jones as an officer and to retain him as an employee for consulting services during the remainder of the term of the applicable American Agreement. Such officer's base salary as a consultant would be the rate in effect at the time of his removal as an officer, and such salary would continue for the remainder of the term of the applicable American Agreement. Pursuant to the American Agreements, each of Mr. Cook and Mr. Jones is entitled to receive specified amounts of incentive compensation under AMR's Long Term Incentive Plan, along with other specified benefits customarily provided to officers of the Corporation. Each of Mr. Cook and Mr. Jones has agreed that the incentive compensation to be awarded under AMR's Long Term Incentive Plan will instead be granted in awards of the Corporation's Class A Common Stock pursuant to the LTIP.

                    COMPENSATION/NOMINATING COMMITTEE REPORT

    COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

    A primary role of the Compensation/Nominating Committee ("Committee") is to determine and oversee the administration of compensation for the executive officers of The SABRE Group Holdings, Inc. ("Corporation"). In this capacity, the Committee is dedicated to ensuring that the Corporation's compensation policies and practices are used effectively to support the achievement of the Corporation's short-term and long-term business objectives.

    It is the Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and the Corporation's values. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

    COMPENSATION PHILOSOPHY

    The Corporation's primary business objective is to maximize stockholder value over the long-term. The Corporation's strategy is to maintain its leadership positions and to pursue growth in revenue and earnings by expanding its product offerings in electronic travel distribution and technology solutions. The Corporation's compensation policies are intended to facilitate the achievement of its business strategy.

    Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executive officers upon whom, in large part, the successful operation and management of the Corporation depends. An integrated total compensation program should be structured to appropriately balance short-term and long-term business and financial strategic goals. A significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align executive interests with stockholder interests. Salary and annual incentive should be sufficient to be competitive for retention purposes. Each program element should target compensation levels at rates that are reflective of current market practices, allowing the Corporation to maintain a stable, successful management team.

    As part of its overall compensation philosophy, the Committee has determined appropriate target levels for base salary, annual incentives, long-term compensation, and total compensation. In general, the Committee has determined that total compensation should be targeted at the 50th percentile of the market but individual pay determinations will be based on individual responsibilities and contributions. To the extent the Committee determines that individual compensation levels fall below the targeted levels, the Committee will adjust these compensation levels as appropriate.

    Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparator companies. The Corporation's market, for compensation comparison purposes, is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

    The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established for comparing stockholder returns.

    The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package, including severance plans, insurance, and other benefits.

    BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team.

    Mr. Durham's base salary was increased in April 1997 from $427,300 to $470,000. This increase was intended to recognize Mr. Durham's increased responsibilities associated with the transition of the Corporation from a wholly-owned subsidiary of AMR to a separate, public company, considering the appropriateness of the Corporation's financial performance for the year and Mr. Durham's individual performance. In 1997, Mr. Durham actually received base salary payments of $459,325, an increase of $65,742 (17%) over 1996. (See Summary Compensation Table for further details.)

    The Committee also compared Mr. Durham's base salary to the base salaries of CEOs at the comparator companies. Mr. Durham's base salary was below the 50th percentile of CEOs at the comparator companies.

    VARIABLE COMPENSATION PLAN

    The Corporation has an annual incentive compensation plan (the "Variable Compensation Plan") which provides that participants, including each of the Named Executive Officers, will be eligible to receive annual cash bonus awards only if specified financial performance goals are met by the Corporation. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

    Each year, the Committee will establish specific goals relating to each named executive's bonus opportunity. While target bonus payments to a participant under the Variable Compensation Plan are based upon an individual's job classification level at the Corporation relative to similar levels at the comparator group, the actual amount of the award is based on a subjective evaluation of each individual's performance. In recognition of superior performance, the Committee may award additional amounts in excess of the funded award as calculated.

    The Committee has determined that bonus opportunities will be based on a combination of performance measures reflecting the performance of the Corporation and individual performance. The weightings of each of these measures will vary depending upon each individual's position and responsibilities. For 1997, the Corporation measures were based on revenue growth and operating margin of the Corporation.

    In recognition of the Corporation's performance and Mr. Durham's performance, the Committee awarded a 1997 Variable Compensation Plan payment to Mr. Durham of $255,000, representing 56% of his base salary as is reflected in the Summary Compensation Table. Mr. Durham's annual variable compensation is below the median of annual incentive compensation paid other CEOs at the comparator companies.

    LONG-TERM INCENTIVES

    In keeping with the Corporation's desire to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise the largest portion of a named executive's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are competitive with the market.

    When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

    Long-term incentives are provided pursuant to the Corporation's 1996 Long-Term Incentive Plan (the "LTIP"). Under the LTIP, stock-based compensation (which may include stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, and other stock-based awards) may be granted to officers and key employees of the Corporation, its subsidiaries, and its affiliates. The purpose of equity participation is to align the interests of the Corporation's executive officers with the interests of the Corporation's stockholders and the Corporation's growth in real value over the long-term.

    STOCK OPTIONS

    Options to purchase the Corporation's Class A Common Stock, are exercisable for ten years from the date of grant, have an exercise price equal to the average market price on the NYSE of the Corporation's Class A Common Stock on the date of grant and vest in 20% increments over five years. This approach is designed to provide an incentive to create stockholder value over the long-term, since the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options to be granted based upon a subjective evaluation of the executive with respect to two factors, individual performance and the executive's retention value to the Corporation. The number of stock options awarded, if any, depends upon the executive's rating with respect to these factors.

    No grants were received by Messrs. Durham, Boston and T.P. Kelly in 1997. A portion of the one-time grants made in 1996 was an acceleration of grants that would otherwise have been made in 1997. In 1996, the Corporation granted Mr. Durham options to purchase 158,750 shares of the Corporation's Class A Common Stock, which included an annual grant of options, and a one-time grant made in connection with the IPO. Messrs. Cook and Jones were awarded grants during 1997 pursuant to their employment agreements, which reflect that a portion of the one-time grants made in 1996 was an acceleration of grants that would otherwise have been made in 1997.

    RESTRICTED STOCK

    Restricted stock awards are grants of the Corporation's Class A Common Stock which carry full stockholder privileges, including the right to vote and the right to receive any declared dividends in respect of such shares. The shares are held by the Corporation with vesting based on the satisfaction of future service requirements. The shares are nontransferable and are subject to risk of forfeiture. Restricted stock awards are designed to retain the services of key executives and, therefore, do not vest, generally, until a minimum of two years has passed since the date of grant.

    PERFORMANCE SHARES

    Under the Corporation's 1997-1999 Performance Share Program, the Corporation may grant performance shares to key employees of the Corporation, which awards consist of deferred shares of the Corporation's Class A Common Stock issued pursuant to the LTIP (the "Performance Shares"). These shares are granted contingent upon the Corporation's attainment of predetermined revenue growth and operating margin objectives over a three-year "performance period." The percentage of the shares granted which will vest ranges from 0% to 210% based upon varying levels of revenue growth and operating margin over the performance period. If the Corporation fails to achieve a certain level of revenue growth or operating margin, no Performance Shares will be earned. Performance share grants within the Corporation are based upon a subjective evaluation of the executive's current performance and retention value.

    In 1997, the Board of Directors determined the number of Performance Shares to be granted to the Corporation's executive officers. On April 1, 1997, the Corporation granted Mr. Durham

15,570 Performance Shares. The grant was based on the Board's subjective evaluation of Mr. Durham's service and strategic contributions, the Corporation's favorable financial results and the amount of Mr. Durham's compensation relative to CEOs of comparator companies. The amount of Performance Shares awarded to other Named Executive Officers was based on comparable criteria for each executive's respective position. The combined value of stock options previously granted and Performance Shares were both taken into consideration in determining the long-term incentive opportunity provided to the Corporation's executive officers in 1997.

    CONVERSION OF AMR EQUITY COMPENSATION TO CLASS A COMMON STOCK

    Upon consummation of the Corporation's IPO, except as noted below, each employee had an opportunity to have all unexercised or unvested stock awards from AMR then held by such employee converted into awards of the Corporation's Class A Common Stock which vest under the original time schedule applicable with respect to such AMR awards. Each of the officers of the Corporation elected to convert his AMR awards into awards payable in the Corporation's Class A Common Stock. Stock options to purchase AMR common stock were exchanged on the date of the Corporation's IPO for options to purchase Class A Common Stock of equal in-the-money value. Performance shares of AMR common stock that were based upon the Corporation's attainment of predetermined cash flow objectives over the period from January 1, 1995 to December 31, 1997 were converted to Performance Shares of the Corporation, payable in either cash or shares. The shares vested according to their original performance metric and time frame and, at the Board's discretion, were paid in cash in 1998.

    From time to time, the Corporation's Named Executive Officers also were granted shares of deferred AMR common stock that vest at retirement ("AMR Career Equity Shares") through the AMR Career Equity Program. AMR Career Equity Shares for Mr. Cook were converted to deferred shares of the Corporation's Class A Common Stock that vest at retirement ("TSG Career Equity"). All of the other AMR Career Equity Shares held by the Named Executive Officers were converted, on the date of consummation of the Corporation's IPO, into some combination of restricted shares of Class A Common Stock and options to purchase Class A Common Stock.

    Performance shares of AMR common stock relating to the period from January 1, 1994 through December 31, 1996 (issuable in 1997) were not altered in connection with the IPO and were paid in 1997.

    Each share of AMR restricted stock held by a Named Executive Officer, except Mr. Boston, will vest according to its original vesting schedule and will not be converted to restricted shares of the Corporation's Class A Common Stock. Each share of AMR restricted stock held by Mr. Boston was converted at the IPO to shares of TSG restricted stock of equal value.

    BENEFITS

    Benefits offered to key executives serve a different purpose than other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

    INTERNAL REVENUE CODE 162(M) CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code of 1986 ("Code") provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. To satisfy these requirements, and to preserve objectivity, a separate committee composed of independent, non-employee directors approves such plans. The Committee intends to continue reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) of the Code with respect to the deductibility of compensation paid.

    CONCLUSION

    The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit.

    We will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current needs of the Corporation.

                       COMPENSATION/NOMINATING COMMITTEE

Edward A. Brennan, Chairman   Dee J. Kelly           Bob L. Martin
Paul C. Ely, Jr.              Glenn W. Marschel,     Richard L. Thomas
                              Jr.

                             CORPORATE PERFORMANCE

    The following graph compares the change in the Corporation's cumulative total stockholder return on its Class A Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on an index of peer companies calculated by the Corporation, in each case over the period from October 11, 1996 to December 31, 1997. The Corporation believes that although total stockholder return is an INDICATOR of corporate performance, it is subject to the vagaries of the market.

                           CUMULATIVE TOTAL RETURNS*
                  ON $100 INVESTMENT MADE IN OCTOBER 11, 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                      PEER GROUP       PEER GROUP

                       The SABRE Group    S&P 500  without Galileo**  with Galileo
October 11, 1996               $100.00    $100.00            $100.00       $100.00
December 31, 1996              $103.24    $106.64             $85.33        $85.33
December 31, 1997              $106.94    $139.71             $90.80        $91.93

------------------------

* Defined as stock price appreciation plus dividends paid, assuming reinvestment of dividends.

** Publicly held companies in the electronic data processing and/or information technology business included: Electronic Data Systems, Inc., First Data Corporation; Automatic Data Processing, Inc.; Computer Sciences Corporation; Equifax, Inc.; Ceridian Corporation; American Management Systems, Inc.; and Fiserv, Inc. Includes Galileo International Inc. after an IPO of its stock on July 25, 1997. Excludes BDM International, Inc. after its acquisition by TRW on December 26, 1997.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    As of March 24, 1998, the directors and officers of the Corporation owned, or had been granted, securities or rights equivalent to the shares of Class A Common Stock of the Corporation or common stock of AMR indicated in the table below:

                                                         TSG CLASS A    PERCENT OF        AMR        PERCENT OF
NAME OF BENEFICIAL OWNER                                 COMMON STOCK     CLASS       COMMON STOCK      CLASS
-------------------------------------------------------  ------------  ------------  --------------  -----------
Robert L. Crandall (1)                                         2,500            *         248,500         *
Gerard J. Arpey (2)                                              500            *          70,100         *
Edward A. Brennan (3) (4)                                     17,111            *           8,969         *
Paul C. Ely, Jr. (3)                                          14,000            *               0         *
Dee J. Kelly (3) (4)                                          15,800            *           3,000         *
Glenn W. Marschel, Jr. (3)                                    29,111            *               0         *
Bob L. Martin (3)                                             15,124            *               0         *
Anne H. McNamara (5)                                             500            *          60,200         *
Richard L. Thomas (3)                                         23,611            *               0         *
Michael J. Durham (6)                                        612,198            *               0         *
Thomas M. Cook (7)                                           241,600            *             700         *
Terrell B. Jones (8)                                         192,688            *             850         *
Bradford J. Boston (9)                                       105,960            *               0         *
T. Patrick Kelly (10)                                        179,784            *               0         *
Directors and Officers as a group                          1,654,077         2.09%        392,588         *

* Percentage does not exceed 1% of the total outstanding class.

------------------------

(1) AMR amount includes AMR stock options for 180,000 shares of AMR common stock and 67,500 shares of AMR deferred stock granted under the 1988 AMR Long Term Incentive Plan ("AMR 1988 LTIP"). AMR stock options representing 76,000 shares of AMR common stock are vested and currently exercisable. The remaining AMR stock options will vest during the period from July 1998 through July 2002. The AMR deferred shares are AMR performance shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1997 through 1999.

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(2) AMR amount stock includes AMR stock options for 31,000 shares of AMR common stock and 39,100 shares of AMR deferred stock granted under the AMR 1988 LTIP. AMR stock options representing 14,900 shares of AMR common stock are vested and currently exercisable. The remaining AMR stock options will vest during the period from July 1998 through July 2002. The AMR deferred shares are comprised of (i) 18,100 AMR performance shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1997 through 1999, and (ii) 21,000 AMR Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(3) TSG amount includes 2,111, 2,111, 1,924 and 2,111 TSG stock equivalent units (which are the economic equivalent of a share of stock) granted to Messrs. Brennan, Marschel, Martin and Thomas, respectively. TSG amount also includes grants to each of Messrs. Brennan, Ely, D.J. Kelly, Marschel, Martin and Thomas of TSG stock options for 13,000 shares of the Corporation's Class A Common Stock. For each of Messrs. Brennan, Ely, D.J. Kelly, Marschel, Martin and Thomas, TSG stock options representing 2,600 shares of the Corporation's Class A Common Stock will vest and become exercisable in May 1998. The remaining TSG options for each of Messrs. Brennan, Ely, D.J. Kelly, Marschel, Martin and Thomas will vest during the period from May 1999 through May 2002.

(4) AMR amount includes 1,000 AMR deferred shares granted under the AMR 1994 Directors Stock Incentive Plan to each of Messrs. Brennan and D.J. Kelly. Such shares will be delivered to the director within six months after the director ceases to be a member of the Board. AMR amount for Mr. D.J. Kelly also includes 1,000 shares of AMR common stock held by Mr. D.J. Kelly and 1,000 shares held by Kelly Group Investors. Mr. D.J. Kelly disclaims any beneficial interest in 545 of such shares. In addition, AMR amount for Mr. Brennan includes 6,969 AMR stock equivalent units (which are the economic equivalent of a share of stock).

(5) AMR amount includes AMR stock options for 14,600 shares of AMR common stock, and 45,600 shares of AMR deferred stock, all granted under the AMR 1988 LTIP. No stock options are vested and currently exercisable. The remaining AMR stock options will vest during the period from July 1998 through July 2002. The AMR deferred shares are comprised of (i) 15,600 AMR Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1997 through 1999, and (ii) 30,000 AMR Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60).

(6) TSG amount includes TSG stock options for 543,780 shares of the Corporation's Class A Common Stock, 42,240 shares of TSG deferred stock and 24,520 shares of TSG restricted stock, all granted under the 1996 LTIP. Stock options representing 164,290 shares of common stock are vested and currently exercisable. The remaining stock options will vest during the period from July 1998 through January 2003. The deferred shares are TSG Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1998 through 2000. Restrictions lapse on the TSG restricted stock in 1999. TSG amount also includes 408 shares of stock purchased under the TSG Employee Stock Purchase Plan.

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(7) TSG amount includes TSG stock options for 164,730 shares of the Corporation's Class A Common Stock, 72,430 shares of TSG deferred stock and 4,440 shares of TSG restricted stock, all granted under the 1996 LTIP. Stock options representing 59,860 shares of the Corporation's Class A Common Stock are vested and currently exercisable and an additional 12,340 shares of the Corporation's Class A Common Stock will vest within the next sixty days. The remaining stock options will vest during the period from July 1998 through April 2002. The TSG deferred shares are comprised of (i) 13,920 TSG Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1998 through 1999, and
    (ii) 58,510 TSG Career Equity Shares that are scheduled to vest at age 60 (with pro rata vesting in the event of death, disability or termination not for cause before attaining age 60). Restrictions lapse on the TSG restricted stock in 1999 through 2000. AMR amount includes 700 shares of AMR restricted stock. Restrictions lapse on the AMR restricted stock in 1998.

(8) TSG amount includes TSG stock options for 160,990 shares of the Corporation's Class A Common Stock, 13,920 shares of TSG deferred stock and 16,620 shares of TSG restricted stock, all granted under the 1996 LTIP. Stock options representing 50,400 shares of the Corporation's Class A Common Stock are vested and currently exercisable and an additional 3,520 shares of the Corporation's Class A Common Stock will vest within the next sixty days. The remaining stock options will vest during the period from July 1998 through April 2002. The TSG deferred shares are TSG Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1998 through 1999. Restrictions lapse on the TSG restricted stock in 1999. TSG amount also includes 158 shares of stock purchased under the TSG Employee Stock Purchase Plan. AMR amount includes 750 shares of AMR restricted stock. Restrictions lapse on the AMR restricted stock in 1998.

(9) TSG amount includes TSG stock options for 78,750 shares of the Corporation's Class A Common Stock, 18,570 shares of TSG deferred stock and 8,640 shares of TSG restricted stock, all granted under the 1996 LTIP. TSG stock options representing 9,750 shares of the Corporation's Class A Common Stock are vested and currently exercisable. The remaining stock options will vest during the period from June 1998 through January 2003. The TSG deferred shares are TSG Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1998 through 2000. Restrictions lapse on the TSG restricted stock in 1998 through 1999.

(10) TSG amount includes TSG stock options for 154,260 shares of the Corporation's Class A Common Stock, 19,630 shares of TSG deferred stock and 4,440 shares of TSG restricted stock, all granted under the 1996 LTIP. Stock options representing 45,430 shares of the Corporation's Class A Common Stock are vested and currently exercisable. The remaining stock options will vest during the period from June 1998 through January 2003. The deferred shares are TSG Performance Shares that are scheduled to vest (subject to the attainment of specified performance criteria) during the period 1998 through 2000. Restrictions lapse on the TSG restricted stock in 1999. TSG amount also includes 204 shares of stock purchased under the TSG Employee Stock Purchase Plan.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

    The following firms have informed the Corporation they were the beneficial owners of more than 5% of the Corporation's outstanding common stock at December 31, 1997.

                                                               CLASS OF                       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                             STOCK        AMOUNT HELD        CLASS
-----------------------------------------------------------  -------------  ----------------  -----------
AMR Corporation ...........................................      Class B      107,374,000(1)     100.00%
 4333 Amon Carter Boulevard
 Fort Worth, Texas 76155

FMR Corp. .................................................      Class A        2,746,900(2)      11.73%
 82 Devonshire Street
 Boston, MA 02109

Vanguard/Primecap Fund, Inc. ..............................      Class A        2,289,200(3)       9.78%
 PO Box 2600
 Valley Forge, PA

Oppenheimer Capital .......................................      Class A        2,115,658(4)       9.04%
 Oppenheimer Tower, World Financial Center
 New York, New York 10281

Scudder Kemper Investments, Inc. ..........................      Class A        1,617,693(5)       6.91%
 Two International Place
 Boston, MA 02110

Jurika & Voyles LP ........................................      Class A        1,465,514(6)       6.26%
 1999 Harrison Street, Suite 700
 Oakland, CA 94612

KR Capital Advisors, Inc. .................................      Class A        1,366,573(7)       5.84%
 450 Park Avenue
 New York, NY 10022

------------------------------

(1) Shares represent 100% of the outstanding Class B Common Stock, which are convertible at AMR's option into 107,374,000 shares of Class A Common Stock. Class B Common Stock is entitled to 10 votes per share. The Class B Common Stock held by AMR Corporation represents 97.8% of the total voting power of the Corporation's stockholders. If fully converted, the Class B Common Stock owned by AMR would represent 82.1% of all outstanding shares of Class A Common Stock as of the record date.

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(2) Based on Schedule 13G filed on February 14, 1998 by FMR Corp., Abigail P. Johnson and Edward C. Johnson 3d: FMR Corp. had sole voting power over 78,900 shares, and sole dispositive power over and beneficial ownership of 2,746,900 shares, of Class A Common Stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 ("Fidelity"), is the beneficial owner of 2,638,600 shares of the Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole dispositive power over 2,638,600 shares owned by the Fidelity Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 ("Fidelity Trust"), is the beneficial owner of 108,300 shares of the Class A Common Stock as a result of its serving as investment manager of the institutional account(s). Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over 108,300 shares, and sole power to vote or direct the voting of 78,900 shares, of Class A Common Stock owned by the institutional accounts.

(3) Based on Schedule 13G filed on February 9, 1998 by Vanguard/Primecap Fund,
    Inc.: Vanguard/Primecap Fund Inc. had sole voting power and shared dispositive power over, and beneficial ownership of, 2,289,200 shares of Class A Common Stock. Vanguard/Primecap Fund, Inc. is an investment company registered under Section 8 of the Investment Company Act.

(4) Based on Schedule 13G filed on March 10, 1998 by Oppenheimer Capital:
    Oppenheimer Capital has shared voting power and shared dispositive power over, and beneficial ownership of, 2,115,658 shares of Class A Common Stock. Oppenheimer Capital is a Delaware general partnership and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(5) Based on Schedule 13G filed on February 9, 1998 by Scudder Kemper Investments, Inc.: Scudder Kemper Investments, Inc., had sole voting power over 335,400 shares, shared voting power over 410,993 shares, and sole dispositive power over and beneficial ownership of 1,617,693 shares, of Class A Common Stock. Scudder Kemper Investments, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(6) Based on Schedule 13G filed on February 6, 1998 by Jurika & Voyles LP:
    Jurika & Voyles LP had shared voting power over 1,222,259 shares, and shared dispositive power over and beneficial ownership of 1,465,514 shares, of Class A Common Stock. Jurika & Voyles LP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(7) Based on Schedule 13G filed on February 11, 1998 by KR Capital Advisors, Inc. and Edward D. Klein: KR Capital Advisors, Inc. had sole voting power over 1,281,173 shares, and sole dispositive power over and beneficial ownership of 1,366,573 shares, of Class A Common Stock. KR Capital Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940.

               RELATIONSHIPS WITH AMR CORPORATION AND AFFILIATES

    On July 2, 1996, AMR completed a reorganization (the "Reorganization"), pursuant to which the Corporation became the successor to the businesses of The SABRE Group which were formerly operated as divisions or subsidiaries of AMR or American.

    DISTRIBUTIONS TO AND CONTRIBUTIONS FROM AFFILIATES

    Certain of The SABRE Group entities from which the Corporation was formed distributed, in their capacity as divisions of American, $394 million in 1995 to American. Also during 1995, AMR contributed $245 million to the Corporation and a note payable to AMR of $66 million was capitalized in order to adequately capitalize certain of The SABRE Group entities from which the Corporation was formed. Proceeds from the contribution were used to reduce cash advances from AMR.

    In conjunction with the capital infusion discussed above, amounts payable to AMR of approximately $54 million were converted to intercompany notes payable in 1995, upon which the Corporation was charged interest expense at an average rate of 9.9%. On July 1, 1996 the note payable to AMR of approximately $54 million was capitalized.

    INTEREST ON CASH EQUIVALENTS

    Prior to the Reorganization, American allocated interest income or expense monthly based on the net balance of cash equivalents and the payable to AMR at the average rate earned by American's portfolio of short-term marketable securities. The allocation may not be representative of what the Corporation would have earned or paid if its cash were held externally. Cash payments for interest are equivalent to net interest expense for periods prior to the Reorganization.

    DEBENTURE PAYABLE TO AMR

    On July 2, 1996, in connection with the Reorganization, American transferred to the Corporation certain divisions and subsidiaries of American through which AMR previously conducted its information technology businesses, and in return the Corporation issued to American a floating rate subordinated debenture due September 30, 2004 with a principal amount of $850 million (the "Debenture") and common stock representing 100% of the equity ownership interest in the Corporation. American subsequently prepaid a portion of its note payable to AMR with the Debenture. Because the assets and liabilities of the divisions and subsidiaries of American transferred to the Corporation are included in the historical financial statements of the Corporation, issuing the Debenture resulted in a reduction of stockholders' equity.

    The Corporation used approximately $532 million of the net proceeds from the IPO to repay a portion of the Debenture held by AMR.

    The interest rate on the Debenture is based on the sum of the London Interbank Offered Rate ("LIBOR") plus a margin determined based upon the Corporation's senior unsecured long-term debt rating or, if such debt rating is not available, upon the Corporation's ratio of net debt to total capital. The interest rate is determined monthly and accrued interest is payable each September 30 and March
31. The average interest rate on the Debenture was 6.2% and 7.1% for 1997 and 1996, respectively. The Corporation may prepay the principal balance, approximately $318 million at December 31, 1997, in whole or in part at any interest payment date.

    PROPERTY AND EQUIPMENT

    On July 1, 1996 American contributed buildings, furniture and fixtures in addition to those discussed above to the Corporation with an original cost of approximately $298 million and a net book value of $193 million. During 1997, the Corporation acquired a building from American for approximately $6 million.

    AFFILIATE AGREEMENTS

    In connection with the Reorganization, the Corporation or its principal operating subsidiary, The SABRE Group, Inc. ("Operating Company") has entered into certain agreements with AMR and its affiliates (the "Affiliate Agreements"), which are discussed below.

    INFORMATION TECHNOLOGY SERVICES AGREEMENT. The Operating Company is party to the Information Technology Services Agreement with American dated July 1, 1996 (the "Technology Services Agreement"), to provide American with certain information technology services. The parties agreed to apply the financial terms of the Technology Services Agreement as of January 1, 1996. The base term of the Technology Services Agreement expires June 30, 2006. The terms of the services to be provided by the Operating Company to American, however, vary. For example, the Operating Company will provide: (i) Data Center services, data network services, application development and existing application maintenance enhancement services until June 30, 2006; (ii) services relating to existing client server operations until June 30, 2001; and (iii) distributed systems services until June 30, 2000; and voice network services until June 30, 2001.

    The Technology Services Agreement provides for annual price adjustments. For certain prices, adjustments are made according to formulas which, commencing in 1998, are reset every two years and which may take into account the market for similar services provided by other companies. The resulting rates may reflect an increase or decrease over the previous rates.

    With limited exceptions, under the Technology Services Agreement the Operating Company will continue to be the exclusive provider of all information technology services provided by the Operating Company to American immediately prior to the execution of the Technology Services Agreement. Any new information technology services, including most new application development services, requested by American can be outsourced pursuant to competitive bidding by American or performed by American on its own behalf. With limited exceptions, the Operating Company has the right to bid on all new services for which American solicits bids. Additionally, American may continue to perform development and enhancement work that it is currently performing on its own behalf.

    After July 1, 2000, American may terminate the Technology Services Agreement for convenience. If it does so, American will be required to pay a termination fee equal to the sum of all amounts then due under the Technology Services Agreement, including wind-down costs, net book value of dedicated assets and a significant percentage of estimated lost profits. American may also terminate the Technology Services Agreement without penalty, in whole or in part depending upon circumstances, for egregious breach by the Operating Company of its obligations or for serious failure to perform critical or significant services. If the Operating Company is acquired by another corporation (other than AMR or American) with more than $1 billion in annual airline transportation revenue, then American may terminate the Technology Services Agreement without paying any termination fee. Additionally, if American were to dispose of any portion of its businesses or any affiliate accounting for more than 10% of the Operating Company's fees from American, then American shall either cause such divested business or affiliate to be obligated to use the Operating Company's services in accordance with the Technology Services Agreement or pay a proportionate termination fee.

    In addition, Airline Management Services, Inc., a subsidiary of AMR, and Canadian Airlines International Ltd. ("Canadian") have entered into an agreement pursuant to which AMR and American supply to Canadian various services, including technology services. The Operating Company is a principal provider of data processing and network distributed systems services to Canadian under the terms of the Canadian Technical Services Subcontract (the "Canadian Subcontract") with American which expires in 2006. Under the terms of the Canadian Subcontract, American guaranteed full payment for services actually performed by the Operating Company and deferred costs associated with the installation and implementation of certain systems. As permitted by the terms of the Canadian Subcontract, in December 1996, American paid the Operating Company approximately $40 million, representing the unrecovered contract costs. Approximately $5 million of these deferred costs were charged to operations in both 1996 and 1995.

    MANAGEMENT SERVICES AGREEMENT. The Operating Company and American are parties to a Management Services Agreement dated July 1, 1996 (the "Management Services Agreement"), pursuant to which American performs various management services for the Operating Company, including treasury, risk management, and other administrative services, that American has historically provided to the Operating Company. American also manages the Operating Company's cash balances under the terms of the Management Services Agreement. Transactions with American are settled through monthly billings, with payment due in 30 days. The Management Services Agreement will expire on June 30, 1999, unless terminated earlier if American and the Operating Company are no longer under common control or if the Technology Services Agreement is terminated early. Amounts charged to the Operating Company under this agreement approximate American's cost of providing the services plus a margin. The parties agreed to apply the financial terms of the Management Services Agreement as of January 1, 1996.

    MARKETING COOPERATION AGREEMENT. The Operating Company and American are parties to the Marketing Cooperation Agreement dated July 1, 1996 (the "Marketing Cooperation Agreement"), pursuant to which American will provide marketing support for 10 years for the Operating Company's professional SABRE products targeted to travel agencies and for five years for SABRE Business Travel Solutions ("SABRE BTS"), Travelocity and easySABRE. The parties agreed to apply the financial terms of the Marketing Cooperation Agreement as of January 1, 1996. The Marketing Cooperation Agreement may be terminated by either party prior to June 30, 2006 only if the other party fails to perform its obligations thereunder.

    Under the Marketing Cooperation Agreement, American's marketing efforts include ongoing promotional programs to assist in the sale of those SABRE products, development with the Operating Company of an annual sales plan, sponsorship of sales/promotional events and the targeting of potential customers. Under the terms of the Marketing Cooperation Agreement, the Operating Company pays American a fee for its marketing support for professional SABRE, the amount of which may increase or decrease, depending on total SABRE booking volumes generated by certain professional SABRE subscribers in the U.S., the Caribbean and elsewhere and on SABRE's market share of travel agency bookings in those areas. That fee was approximately $22 million and $20 million in 1997 and 1996, respectively. As payment for American's support of the Operating Company's promotion of SABRE BTS, Travelocity and easySABRE, the Operating Company pays American a marketing fee based upon booking volume. Additionally, the Operating Company has guaranteed to American certain cost savings in the fifth year of the Marketing Cooperation Agreement. If American does not achieve those savings, the Operating Company will pay American any shortfall, up to a maximum of $50 million.

    NON-COMPETITION AGREEMENT. The Corporation, Operating Company, AMR and American have entered into a Non-Competition Agreement dated July 1, 1996 (the "Non-Competition Agreement"), pursuant to which AMR and American, on behalf of themselves and certain of their subsidiaries, have agreed to limit their competition with the Operating Company's businesses of (i) electronic travel distribution; (ii) development, maintenance, marketing and licensing of software for travel agency, travel, transportation and logistics management; (iii) computer system integration; (iv) development, maintenance and operation of a data processing center providing data processing services to third parties; and (v) travel industry, transportation and logistics consulting services relating primarily to computer technology and automation. The Non-Competition Agreement expires on December 31, 2001. American may terminate the Non-Competition Agreement, however, as to the activities described in clauses (ii) though (v) of this paragraph upon 90 days notice to the Operating Company if the Technology Services Agreement is terminated as a result of an egregious breach thereof by the Operating Company.

    TRAVEL AGREEMENTS. The Operating Company and American are parties to a Travel Privileges Agreement dated July 1, 1996 (the "Travel Privileges Agreement"), pursuant to which the Operating Company is entitled to purchase personal travel for its employees and retirees at reduced fares. The Travel Privileges Agreement will expire on June 30, 2008. To pay for the provision of flight privileges to certain of its future retired employees, the Operating Company makes a lump sum payment to American each year, beginning in 1997, for each employee retiring in that year. The payment per retiree is based on the number of years of service with the Operating Company and AMR over the prior ten years of service. Service years accrue for the Operating Company beginning on January 1, 1993. AMR will retain the obligation for the portion of benefits attributable to service years prior to January 1, 1993. The accumulated benefit obligation for post-retirement travel privileges assumed by the Operating Company at July 1, 1996 of approximately $8 million, net of deferred taxes of approximately $3 million, was recorded as a reduction to stockholders' equity. The remaining cost of providing this privilege is being accrued over the estimated service lives of the employees eligible for the privilege.

    The Operating Company and American are also parties to a Corporate Travel Agreement dated July 1, 1996 and ending June 30, 1998 (the "Corporate Travel Agreement"), pursuant to which the Operating Company receives discounts for certain flights purchased on American. In exchange, the Operating Company must fly a certain percentage of its travel on American as compared to all other air carriers combined. If the Operating Company fails to meet the applicable percentage on an average basis over any calendar quarter, American may terminate the agreement upon 60 days' notice.

    The parties agreed to apply the financial terms of the Travel Privileges Agreement and the Corporate Travel Agreement as of January 1, 1996.

    CREDIT AGREEMENT. On July 1, 1996, the Corporation and American entered into a Credit Agreement pursuant to which the Corporation is required to borrow from American, and American is required to lend to the Corporation, amounts required by the Corporation to fund its daily cash requirements. In addition, American may, but is not required to, borrow from the Corporation to fund its daily cash requirements. The maximum amount the Corporation may borrow at any time from American under the Credit Agreement is $300 million. The maximum amount that American may borrow at any time from the Corporation under the Credit Agreement is $100 million. Loans under the Credit Agreement are not intended as long-term financing. If the Corporation's credit rating is better than "B" on the Standard & Poor's Rating Service Scale (or an equivalent thereof) or American has excess cash, as defined, to lend the Corporation, the interest rate to be charged to the Corporation is the sum of (a) the higher of
(i) American's average rate of return on short-term investments for the month in which the borrowing occurred or (ii) the actual rate of interest paid by American to borrow funds to make the loan to the Corporation under the Credit Agreement, plus (b) an additional spread based upon the Corporation's credit risk. If the Corporation's credit rating is "B" or below on the Standard & Poor's Rating Service Scale (or an equivalent thereof) and American does not have excess cash to lend to the Corporation, the interest rate to be charged to the Corporation is the lower of (a) the sum of (i) the borrowing cost incurred by American to draw on its revolving credit facility to make the advance, plus
(ii) an additional spread based on the Corporation's credit risk, or (b) the sum of (i) the cost at which the Corporation could borrow funds from an independent party plus (ii) one-half of the margin American pays to borrow under its revolving credit facility. The Corporation believes that the interest rate it will be charged by American could, at times, be slightly above the rate at which the Corporation could borrow externally; however, no standby fees for the line of credit will be required to be paid by either party. The interest rate to be charged to American is the Corporation's average portfolio rate for the months in which borrowing occurred plus an additional spread based upon American's credit risk. At the end of each quarter, American must pay all amounts owing under the Credit Agreement to the Corporation. No borrowings have occurred by either the Corporation or American as of December 31, 1997.

    INDEMNIFICATION AGREEMENT. In connection with the Reorganization, the Operating Company and American entered into an intercompany agreement (the "Indemnification Agreement") pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the Indemnification Agreement, the Operating Company indemnified American for liabilities assumed in the Reorganization, against third party claims asserted against American as a result of American's prior ownership of assets or operation of businesses contributed to the Operating Company and for losses arising from or in connection with the Operating Company's lease of property from American. In exchange, American indemnified the Operating Company for specified liabilities retained by it in the Reorganization, against third party claims against the Operating Company relating to American's businesses and asserted against the Operating Company as a result of the ownership or possession by American prior to the Reorganization of any asset contributed to the Operating Company in the Reorganization and for losses arising from or in connection with American's lease of property from the Operating Company.

    REVENUES FROM AFFILIATES

    The Corporation's revenues from American and other subsidiaries of AMR were $526 million, $500 million and $548 million in 1997, 1996 and 1995, respectively.

    OPERATING EXPENSES

    Operating expenses are charged to the Corporation by American and other subsidiaries of AMR to cover certain employee benefits, facilities rental, marketing services, management services, legal fees and certain other administrative costs based on employee headcount or actual usage of facilities and services. The Corporation believes amounts charged to the Corporation for these expenses approximate the cost of such services provided by third parties. Travel service costs for travel by the Corporation's employees for personal and business travel are charged to the Corporation based on rates negotiated with American. If the Corporation were not affiliated with American, the personal travel flight privilege would most likely not be available to employees. It is estimated that business travel costs, had the Corporation not been affiliated with American, for 1995 would have been approximately $34 million, based on corporate travel rates offered by American to similar companies. The rates negotiated with American for 1996 and 1997 under the Corporate Travel Agreement approximates corporate travel rates offered by American to similar companies. Expenses charged to the Corporation by affiliates are as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                       ----------------------------------
                                                          1997        1996        1995
                                                       ----------  ----------  ----------
Employee benefits....................................  $   55,872  $   85,538  $   68,743
Facilities rental....................................       3,526      19,120      29,385
Marketing cooperation................................      21,779      20,436      --
Management services..................................      11,276      17,143      16,508
Other administrative costs...........................       6,799      14,767      11,377
Travel services......................................      47,638      42,855      28,761
                                                       ----------  ----------  ----------
                                                       $  146,890  $  199,859  $  154,774
                                                       ----------  ----------  ----------
                                                       ----------  ----------  ----------

                       PROPOSAL 2--SELECTION OF AUDITORS

    Based upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 1998. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

                                        By Order of the Board of Directors,

                                                        [SIGCUT]
                                        Andrew B. Steinberg
                                        SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                        AND CORPORATE SECRETARY

March 31, 1998

    If you are planning to attend the annual meeting in person, you must bring with you the admission ticket printed on this page. You will be asked for this ticket at the stockholder registration desk at the annual meeting. If you do not have an admission ticket, other evidence of share ownership will be necessary to obtain admission to the annual meeting. See "Official Notice of Annual Meeting" for details.

                          (PLEASE CUT ALONG THIS LINE)

 -------------------------------------------------------------------------------

                         THE SABRE GROUP HOLDINGS, INC.

                      1998 ANNUAL MEETING ADMISSION TICKET

      The Annual Meeting of Stockholders of The SABRE Group Holdings, Inc.
          will be held at 1:00 P.M., CDT, on Wednesday, May 20, 1998, in the Flagship Auditorium at the American Airlines Training and Conference
                                    Center,
                   4501 Highway 360, Fort Worth, Texas 76155.

                    TO ATTEND THIS MEETING YOU MUST PRESENT
                 THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP

(Doors will open at 12:00 noon. NOTE: Cameras, tape recorders or other recording devices will not be allowed in the meeting room.)

                          THE SABRE GROUP HOLDINGS, INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         OF THE SABRE GROUP HOLDINGS, INC.

P    The undersigned hereby appoints Robert L. Crandall, Michael J. Durham
R    and Glenn W. Marschel, Jr., or any of them, proxies, each with full
O    power of substitution, to vote the shares of the undersigned at the
X    Annual Meeting of Stockholders of The SABRE Group Holdings, Inc. on
Y May 20, 1998, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

     Election of Directions, Nominees:

     Gerard J. Arpey, Paul C. Ely, Jr., and Glenn W. Marschel, Jr.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                         SEE REVERSE SIDE

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

          THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
          VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSAL 2.

   The Board of Directors recommends a vote FOR proposals 1 and 2.

                   FOR  WITHHELD                           FOR  AGAINST ABSTAIN
1.  Election of    / /    / /     2. Ratification of the   / /    / /      / /
    Directors                        selection of Ernst &
    (see reverse)                    Young LLP as
                                     independent
                                     auditors for the
                                     year 1998.

For, except vote withheld from the following nominee(s)

_________________________________



                                    If you plan to attend the Annual
                                    Meeting, please mark this box       / /
                                                                   WILL ATTEND

SIGNATURE(S) ________________________________________  DATE __________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.